Exhibit 23.1

CONSENT

OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 7, 2004 (except for the sixth and seventh paragraphs of Note 16, as to which the date is June 9, 2004), accompanying the consolidated financial statements of QC Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 appearing in the Form S-1/A (File No. 333-115297), which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/    Grant Thornton LLP

Kansas City, Missouri

September 21, 2004